Exhibit 99.1

QUARTER ENDED SEPTEMBER 30, 2015 Third Quarter and As of December 8, 2015 Subsequent Events Overview SUMMARY Authorized $1.50 per share special cash distribution Sold two investments Established new estimated per-share value (ESV) of $9.19, an increase of 5.4% Anticipate winding up operations in 2017-2018 timeframe The Lakes of Margate in Margate, Florida Authorized a $1.50 Per Share Special Distribution We are pleased to report that the board of directors authorized a $1.50 per share special cash distribution payable on January 5, 2016, to shareholders of record as of December 31, 2015. This special distribution represents a portion of the proceeds from recent asset sales. Following the payment of this special distribution, the Company will have paid a total of $3.50 per share in special cash distributions to date (all of which will have been paid out between May 2012 and January 2016); and will have paid a total of $120.4 million in regular and special distributions – approximately 45% of the capital raised. The board will continue to consider making special distributions from time-to-time throughout the asset disposition phase. The Courtyard by Marriott in Kauai, Hawaii Sold Two Investments The Company is continuing to dispose of its investments and anticipates winding-up operations in the 2017-2018 timeframe. On September 1, the Company sold Holstenplatz in Hamburg, Germany for a contract sales price of $18.4 million. This office building was acquired in 2010 for a contract price of $12.6 million. The transaction generated a property-level simple average annual return of 23%. On September 9, the Company sold the Wimberly at Deerwood multifamily community in Jacksonville, Florida for a contract sales price of $43.5 million. This property was acquired in 2013 for a contract price of $35.6 million. The transaction generated a property-level simple average annual return of 18%. With the sale of these two properties, the Company has sold four investments during 2015. Arbors Harbor Town in Memphis, Tennessee II

QUARTER ENDED SEPTEMBER 30, 2015 ESV Improved 5.4% to $9.19, an Increase of $0.47 On November 20, 2015, the board established a new ESV of $9.19 for the Company’s common stock, an increase of 5.4%, or $0.47, compared with the previous adjusted ESV of $8.72. The adjusted ESV of $8.72 reflected the $1.00 special cash distribution that was paid to shareholders in March 2015. (In accordance with the Company’s valuation policy, the ESV is reduced by any special cash distributions paid to shareholders.) The Company is an investment program that focuses on total return – the current ESV plus all distributions. The table below illustrates the increase in total value per share since the Company’s inception. Based on the number of shares outstanding at October 31, 2015, an investor would have received a total of $3.19 per share in regular and special distributions. When combined with the new ESV of $9.19, the total value is $12.38 per share compared with an original investment of $10.00. Total Value Creation Per Share Since Inception Original purchase price = $10.00 per share 11 Regular distributions paid since inception per weighted average shares outstanding through October 31, 2015. The actual regular distributions a shareholder has received will vary based on the date they invested. In accordance with the Company’s valuation policy discussed above, the new $9.19 ESV will be adjusted by the $1.50 per share distribution. As a result, on the record date the adjusted ESV will be $7.69. Add to that all regular and special distributions to arrive at the same $12.38 of total value. October 31, 2015 Share Price $9.19 Cumulative Regular Distributions1 1.19 Special Cash Distributions: May 2012 0.50 September 2014 0.50 March 2015 1.00 Total Value $12.38 PORTFOLIO SUMMARY As of September 30, 2015 Nine portfolio investments consisting of: 6 multifamily/student housing 1 office property 1 hospitality property 1 mezzanine loan on a multifamily development Lakewood Flats in Dallas, Texas II

II

QUARTER ENDED SEPTEMBER 30, 2015

BEHRINGERHARVARD
OPPORTUNITY REIT II, INC.

Conclusion

The Company is in the asset disposition phase of its lifecycle and anticipates winding up its operations over the next couple of years. Central to our plan is managing assets to create liquidity for shareholders, continuing to focus on identifying the appropriate times to sell remaining assets, continuing to consider additional special distributions from asset sales and maintaining a strong balance sheet, which provides flexibility to execute.

Financial Highlights

(in thousands, except per share amounts)	*3 mos. ended Sept. 30, 2015*	*3 mos. ended Sept. 30, 2014*	*9 mos. ended Sept. 30, 2015*	*9 mos. ended Sept. 30, 2014*
FFO	$ 115	$ 397	$ 2,579	$ 1,612
FFO per share	$ –	$ 0.01	$ 0.10	$ 0.06
Distributions declared	$ –	$ –	$ 25,732	$ 12,984
Distributions per share	$ –	$ 0.50	$ 1.00	$ 0.50
(in thousands)	*As of Sept. 30, 2015*	*As of Dec. 31, 2014*		
Total assets	$ 350,093	$ 409,691		
Total liabilities	$ 190,571	$ 233,135		

Reconciliation of FFO to Net Income (Loss)

(in thousands, except per share amounts)	*3 mos. ended Sept. 30, 2015*	*3 mos. ended Sept. 30, 2014*	*9 mos. ended Sept. 30, 2015*	*9 mos. ended Sept. 30, 2014*
Net income (loss) attributable to the Company	$ 12,855	$ (2,490)	$ 10,722	$ 3,810
Adjustments for:				
Real estate depreciation and amortization[1]	3,085	2,896	10,767	9,256
Gain on sale of real estate[2]	(16,884)	(9)	(21,584)	(11,454)
Income tax expense associated with real estate sale[3]	1,059	–	2,674	–
FFO[4]	$ 115	$ 397	$ 2,579	$ 1,612
GAAP weighted average shares, basic and diluted	25,667	25,935	25,715	25,980
FFO per share	$ –	$ 0.01	$ 0.10	$ 0.06
Net income (loss) per share	$ 0.50	$ (0.10)	$ 0.42	$ 0.15

[1]Includes our consolidated amount, as well as our pro rata share of those unconsolidated investments which we account for under the equity method of accounting, and the noncontrolling interest adjustment for the third-party partner's share.
[2]For the three months ended September 30, 2015, includes our proportionate share of the gain on sale of real estate related to our Holstenplatz and Wimberly investments. For the nine months ended September 30, 2015, includes our proportionate share of the gain on sale of real estate related to the Babcock, AJS, Holstenplatz and Wimberly investments. The gain on sale of AJS is net of cumulative foreign currency translation loss of approximately $0.6 million due to the substantial liquidation of AJS. The gain on sale of Holstenplatz includes a CTA credit of approximately $0.4 million due to the substantial liquidation of Holstenplatz. The gain on sale of real estate for the nine months ended September 30, 2014, is related to the sale of our 1875 Lawrence office building. During the second quarter of 2015, the Company recorded a credit of $0.5 million to the provision for income tax based on a change in the estimated taxes payable on the sale of AJS.
[3]During the third quarter of 2015, the Company recorded an estimated provision for income tax of approximately $1 million as a result of foreign income tax related to the sale of Holstenplatz.
[4]FFO (Funds From Operations) should not be considered as an alternative to net income (loss), or as indications of our liquidity, nor is it either indicative of funds available to fund our cash needs, including our ability to fund distributions. FFO should be reviewed in connection with other GAAP measurements. A reconciliation of FFO and FFO-per-share to net income (loss) can be found in our third quarter Form 10-Q on file with the SEC.

FOURTH QUARTER UPDATE CALL

FRIDAY
MARCH
25

Please join us for the fourth quarter call on Friday, March 25, 2016 at 1:00 pm Central Time.

Further details about this call will be included in the next quarterly statement.





Parkside Apartments in Sugarland, TX

15601 Dallas Parkway, Suite 600 Addison, TX 75001 866.655.3600 behringerinvestments.com FORWARD-LOOKING STATEMENTS This material contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT II, Inc. that are based on our current expectations, estimates, forecasts, and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this material. Such factors include those described in the Risk Factors sections of Behringer Harvard Opportunity REIT II, Inc.’s filings with the Securities and Exchange Commission. Forward-looking statements in this material speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Published 12/15 © 2015 Behringer 4 3474-1-1 OP2 Q3 Report 2015 II